Exhibit 99.2

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	Steve Chizzik Equity Communications 973.912.0980 chizz1@comcast.net	Jennifer Zimmons Strategic Growth International, Inc. 212.838.1444 info@sgi-ir.com

CELSION SETS DATE FOR 2005 ANNUAL MEETING

Columbia, MD – September 10, 2004: CELSION CORPORATION (AMEX: CLN) today announced that its 2005 Annual Meeting of Stockholders will be held on Thursday, May 19, 2005 at 10 o’clock a.m. Eastern Time in Columbia, Maryland. The venue and record date for the Meeting, as well as the items to be acted upon, will be determined at a later date, according to Anthony Deasey, Chief Operating Officer.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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